EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160301, 33-149933, 333-147151, 333-144129, 333-46834, 33-63429, 33-88984, 33-88982, 33-87638 and 333-180355 on Form S-8 of our reports dated October 22, 2012 relating to the consolidated financial statements of Apollo Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Apollo Group, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Apollo Group, Inc. for the year ended August 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
October 22, 2012